Exhibit 5.1

Goodwin Procter LLP 3 Embarcadero Center San Francisco, CA 94111 goodwinlaw.com +1 415 733 6000

May 25, 2023

Celularity Inc.

170 Park Ave

Florham Park, New Jersey

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on May 25, 2023 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Celularity Inc., a Delaware corporation (the “Company”), of up to 32,086,487 shares (of the Company’s Class A Common Stock, $0.0001 par value per share (“Common Stock”), to be sold by the selling stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”), consisting of (a) 16,890,701 issued and outstanding shares of Common Stock (the “Selling Stockholder Shares”) and (b) 15,195,786 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain common stock purchase warrants (the “Warrants”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth in clause (ii), we have assumed that before the Warrant Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Warrant Shares.

The opinions set forth below are limited to the Delaware General Corporation Law.

Based on the foregoing, and subject to the additional qualifications set forth above, we are of the opinion that (i) the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and nonassessable and (ii) the Warrant Shares, when delivered and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will have been duly authorized and validly issued and will be fully paid and nonassessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

Celularity Inc.

May 25, 2023

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP